To Our Shareholders:

     Hawaii's strengthening economy and an improved interest rate environment gave rise to Bancorp Hawaii's higher profits and strong earnings growth this quarter. Your company reported second quarter earnings of $34.6 million, 21.2 percent above last year's second quarter and 5.8 percent above the first quarter of 1996. Earnings per share for the second quarter were $0.84, an increase of 23.5 percent over the $0.68 reported for the second quarter of 1995.

     Through the first six months of 1996 Bancorp's earnings were $67.3 million, an 18.5 percent increase from $56.8 million reported for the first half of 1995. Year-to-date earnings per share of $1.63 were 20.7 percent higher than the $1.35 reported for the first six months of 1995. Deposits and repurchase agreements reached $10.1 billion, up from $9.3 billion for the same period last year. Net loans increased to $8.2 billion, up from $7.4 billion reported at June 30, 1995. Year-to-date return on average assets was 1.03 percent, and return on average equity was 12.70 percent.

     Your company's results for the second quarter reflect its focus on improving asset mix and building core earnings. Diligent efforts in collection of loans previously charged-off resulted in recoveries of more than $14 million for the second quarter allowing loan loss provisions to remain at slightly over $4 million.

     Activities in Bancorp's overseas markets also exerted a positive impact on the company's quarterly results. The acquisition of majority holding in Banque de Tahiti and Banque de Nouvelle Caledonie was finalized in May, and the operating results of these institutions are included in Bancorp's consolidated financial statements for the second quarter. These markets have excellent potential for growth, and we anticipate that our subsidiaries and branches throughout the South and West Pacific will continue to perform well.

     In June Bank of Hawaii upgraded its representative office in Taipei to a full service branch specializing in corporate services, trade-related finance, and intra-Pacific investment.
Taiwan's thriving market offers Bancorp tremendous growth opportunities.

     The quarter also saw the opening of First National Bank of Arizona's (FNBA's) 6th office in the Phoenix metropolitan area. FNBA, Bancorp's U.S. Mainland subsidiary, turned in an excellent performance in terms of growth and profitability. In addition, Bank of Hawaii opened its first in-store branch on Maui at Star Markets in Kihei last month and introduced a number of new products for customers-both business clients and consumers-including the innovative Bankoh Mileage Access debit card, the second of its kind in the nation, and the Bankoh Business Service Center, a unique breakthrough approach to merchant servicing.

     On July 26 your Board of Directors declared a quarterly dividend of 30 cents per share on the outstanding common stock representing an increase of 7.1 percent from 28 cents per share. Bancorp last increased its dividend in October 1995 when the board approved a 3/4 cent per share increase. The dividend will be payable on September 13, 1996 to shareholders of record at the close of business on August 19, 1996.

     We are encouraged by Bancorp's performance for the first half of 1996 and staunchly confident in the economic potential of your company's franchise. These results assure us that we are on the right track for success as we continue to seek new opportunities to develop and grow within our markets. We count your support and confidence among our most valuable assets.

Sincerely,

LAWRENCE M. JOHNSON

Lawrence M. Johnson
Chairman and Chief Executive Officer


Corporate Offices:
Financial Plaza of the Pacific
130 Merchant Street
Honolulu, Hawaii  96813

Investor or Analyst Inquiries:
David A. Houle
Senior Vice President, Treasurer and Chief Financial Officer
(808) 537-8288

or

Sharlene K. Bliss
Investor Relations Officer
(808) 537-8037

or

Cori C. Weston
Corporate Secretary
(808) 537-8272

Highlights  (Unaudited)                                            Bancorp Hawaii, Inc., and subsidiaries
----------------------------------------------------------------------------------------------------------

                                                                                     June 30      June 30
                                                                                        1996         1995
----------------------------------------------------------------------------------------------------------
Return on Average Assets                                                                1.03%        0.93%
----------------------------------------------------------------------------------------------------------
Return on Average Equity                                                               12.70%       11.42%
----------------------------------------------------------------------------------------------------------
Average Spread on Earning Assets                                                        3.85%        3.71%
----------------------------------------------------------------------------------------------------------
Book Value Per Common Share                                                           $25.71       $24.59
----------------------------------------------------------------------------------------------------------
Loss Reserve/Loans and Leases Outstanding                                               1.95%        1.99%
----------------------------------------------------------------------------------------------------------
Average Equity/Average Assets                                                           8.14%        8.16%
----------------------------------------------------------------------------------------------------------

Common Stock Price Range                                            High                 Low     Dividend
1995................................                              $37.13              $24.88        $1.08
1996 First Quarter............                                    $36.25              $33.25        $0.28
     Second Quarter................                               $37.63              $33.13        $0.28

Consolidated Statements of Income (Unaudited)
--------------------------------------------------------------------------------------------------------------------------------
                                                                                3 Months     3 Months     6 Months     6 Months
                                                                                   Ended        Ended        Ended        Ended
                                                                                 June 30      June 30      June 30      June 30
(in thousands of dollars except per share amounts)                                  1996         1995         1996         1995
--------------------------------------------------------------------------------------------------------------------------------
Total Interest Income                                                           $244,038     $221,830     $475,125     $436,415
Total Interest Expense                                                           123,209      114,683      241,459      226,947
--------------------------------------------------------------------------------------------------------------------------------
Net Interest Income                                                              120,829      107,147      233,666      209,468
Provision for Possible Loan Losses                                                 4,163        4,120        8,587        8,573
--------------------------------------------------------------------------------------------------------------------------------
Net Interest Income After Provision for Possible Loan Losses                     116,666      103,027      225,079      200,895
Total Non-Interest Income                                                         42,666       35,978       80,292       75,789
Total Non-Interest Expense                                                       103,787       93,689      201,365      184,744
--------------------------------------------------------------------------------------------------------------------------------
Income Before Income Taxes                                                        55,545       45,316      104,006       91,940
Provision for Income Taxes                                                        20,932       16,768       36,683       35,144
--------------------------------------------------------------------------------------------------------------------------------
Net Income                                                                       $34,613      $28,548      $67,323      $56,796
================================================================================================================================
Earnings Per Common Share and Common Share Equivalents                             $0.84        $0.68        $1.63        $1.35
--------------------------------------------------------------------------------------------------------------------------------
Average Common Shares and Common Share Equivalents Outstanding                41,276,498   42,121,368   41,411,266   42,129,385
--------------------------------------------------------------------------------------------------------------------------------

Consolidated Statements of Condition (Unaudited)
--------------------------------------------------------------------------------------------------------------------------------
                                                                                              June 30  December 31      June 30
                                                                                                 1996         1995         1995
--------------------------------------------------------------------------------------------------------------------------------
Assets
Interest-Bearing Deposits                                                                    $638,204     $789,050     $752,923
Investment Securities (Market Value of $3,465,850, $3,366,266
  and $3,108,419 respectively)                                                              3,498,246    3,360,153    3,117,484
Securities Purchased Under Agreements to Resell                                                    --           --       90,000
Funds Sold                                                                                    218,628      116,173      144,900
Loans                                                                                       8,549,043    8,152,406    7,704,174
  Unearned Income                                                                            (177,225)    (147,404)    (142,084)
  Reserve for Possible Loan Losses                                                           (163,266)    (151,979)    (150,302)
Net Loans                                                                                   8,208,552    7,853,023    7,411,788
--------------------------------------------------------------------------------------------------------------------------------
    Total Earning Assets                                                                   12,563,630   12,118,399   11,517,095
Cash and Non-Interest Bearing Deposits                                                        482,067      469,031      474,554
Premises and Equipment                                                                        271,762      246,515      231,978
Other Assets                                                                                  372,695      372,839      350,024
--------------------------------------------------------------------------------------------------------------------------------
    Total Assets                                                                          $13,690,154  $13,206,784  $12,573,651
================================================================================================================================

Liabilities
Deposits                                                                                   $8,422,821   $7,576,770   $7,003,918
Securities Sold Under Agreements to Repurchase                                              1,695,907    1,926,540    2,250,738
Funds Purchased                                                                               600,232      787,437      379,473
Short-Term Borrowings                                                                         499,580      476,867      655,652
Other Liabilities                                                                             364,489      321,298      385,362
Long-Term Debt                                                                              1,057,225    1,063,436      877,640
--------------------------------------------------------------------------------------------------------------------------------
    Total Liabilities                                                                      12,640,254   12,152,348   11,552,783

Shareholders' Equity
Common Stock ($2 par value), authorized 100,000,000 shares;
    outstanding,  June 1996 - 40,830,130;
    December 1995 - 41,340,817; June 1995 - 41,520,923;                                        81,660       82,682       83,042
Surplus                                                                                       221,897      240,080      249,718
Unrealized Valuation Adjustments                                                              (15,760)      13,902       12,410
Retained Earnings                                                                             762,103      717,772      675,698
--------------------------------------------------------------------------------------------------------------------------------
    Total Shareholders' Equity                                                              1,049,900    1,054,436    1,020,868
--------------------------------------------------------------------------------------------------------------------------------
    Total Liabilities and Shareholders' Equity                                            $13,690,154  $13,206,784  $12,573,651
================================================================================================================================